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                                  EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63082) pertaining to the 1991 EZCORP, Inc. Stock Incentive Plan, the Registration Statement (Form S-8 No. 33-63078) pertaining to the EZCORP, Inc. 401(k) Plan, the Registration Statement (Form S-8 No. 333-108847) pertaining to the 1998 EZCORP, Inc. Stock Incentive Plan, and the Registration Statement (Form S-8 No. 333-122116) pertaining to the EZCORP, Inc. 2003 Incentive Plan of our reports dated November 3, 2006 (except for Note R, which is dated December 11, 2006) relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of EZCORP, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended September 30, 2006.


/s/ BDO Seidman, LLP

Dallas, Texas
December 13, 2006